As filed with the Securities and Exchange Commission on March 6, 2009

Registration No. 333-154629

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIVEBUZZ, INC.
(Name of small business issuer in its charter)

Nevada	8999	20-5422795
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

8635 W. Sahara Avenue, Suite 576 Las Vegas, Nevada 89117 (702) 370-8255
(Address and telephone number of principal executive offices)

8635 W. Sahara Avenue 576 Las Vegas, Nevada 89117 (702) 370-8255
(Address of principal place of business or intended principal place of business)

Tony Caporicci, Chief Executive Officer 8635 W. Sahara Avenue, Suite 576 Las Vegas, Nevada 89117 (702) 370-8255
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254
(303) 770-7257 (Fax)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do no check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

EXPLANATORY NOTE

The purpose of this Amendment No. 3 is solely to file an exhibit to the registration statement as set forth below in the section of Part II captioned "Exhibits"

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$22.25
Blue Sky Filing Fees	$1,000
Blue Sky Legal Fees	$1,000
Printing Expenses	$2,000
Legal Fees	$5,000
Accounting Fees	$3,000
Transfer Agent Fees	$1,000
Miscellaneous Expenses	$1,000

Total	$14,022.25	(2)

(1)	All expenses, except the SEC registration fee, are estimated.
(2)	All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

        The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following unregistered securities:

        (i)        On April 4, 2008 we issued 250,000 shares each to JLP Capital, LLC and Gary A. Agron for $0.001 per share and 2,100,000 shares to Tony Caporicci for services rendered valued at $.081 per share.

        (ii)        On May 12, 2008, we issued 250,000 shares to Growth Ventures Inc. Personal Plan and Trust for $0.20 per share.

        (iii)        In June and July 2008, we issued the following shares of common stock at $0.083 per share to the following individuals:

Name	Number of Shares Issued
1st Zamora Corpt	6,000
Laura Lee Madsen, President

Brian M. McAdam	6,000

Cary Walko	6,000

Charlene Frenkel	6,000

Chester Schwartz	6,000

Claudia A. McAdam	6,000

David Lippa	6,000

G.A.S. Investments, LLP	6,000

Jason B. Walko	6,000

Joey Mosko	6,000

Kevin C. McAdam	6,000

Kurt Lockmiller	6,000

Laura S. Madsen	6,000

Louise S. Schwartz	6,000

Mark Frenkel	6,000

Nemelka Family Investments	6,000

Phil D. Greenblatt	6,000

Rolling Dice Productions, Inc.	6,000

Ruth Frenkel	6,000

Stanford Ventures, Inc.	6,000

Traum-Urlaub, Inc.	6,000

Travis Reid	6,000

        The securities issuances described in items (i) and (ii) above were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D thereunder. These issuances were to a limited number of investors, all of whom executed subscription agreements acknowledging they were familiar with our business operations and were taking the shares for investment and not for distribution. All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances. All of the investors were accredited investors as defined in Rule 501 under Regulation D or had a prior relationship with us or our investors and all executed subscription agreements affirming their accredited status and/or further affirming that they were familiar with our operations, were taking the shares for investment and not for distribution, and recognized that a restrictive legend would be placed on the certificates.

ITEM 16. EXHIBIT

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Gary A. Agron (see 5.1 above)
23.4	Consent of Ronald R. Chadwick, P.C., an independent registered public accounting firm (1)

(1)	Previously filed.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      i.        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

                      iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (5)        That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

                               (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                               (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration   statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

       (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                      (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                      (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                      (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                      (iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada on March 6, 2009.

LIVEBUZZ, INC.
By:	/s/ Tony Caporicci
Tony Caporicci Chief Executive Officer and Sole Director

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following person on March 6, 2009.

/s/ Tony Caporicci
Tony Caporicci,
Chief Executive Officer,
Chief Financial Officer,
(Principal Accounting Officer)
and sole Director

EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Gary A. Agron (see 5.1 above)
23.4	Consent of Ronald R. Chadwick, P.C., an independent registered public accounting firm (1)

(1)	Previously filed.